Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE RELEASE
Contact:	Bruce Byots Vice President – Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports First Quarter Results
Higher Revenue and Improved Operating Earnings;
Outlook Continues to Reflect an Overall Stable Retail Marine Market

LAKE FOREST, Ill., April 28, 2011 -- Brunswick Corporation (NYSE: BC) today reported results for the first quarter of 2011:
•	Net sales of $985.9 million, up 17 percent versus first quarter 2010.
•	Operating earnings improved by $56.9 million from first quarter 2010.
•	Net earnings of $0.30 per diluted share versus a net loss of $0.15 per diluted share in the prior year.
•	Cash and marketable securities totaled $548.7 million.

“Our first quarter results reflected higher marine wholesale shipments compared to the prior year, together with outstanding operating leverage achieved by our operating businesses,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “Shipments into our dealer pipeline continue to be consistent with our strategy to closely match wholesale and retail demand units on an annual basis.  The higher quarterly wholesale shipments reflect our plan that retail demand in 2011 will be stable, compared to the declining market in 2010, as well as our plan to ensure that our dealers have the appropriate levels of inventory to meet early season demand.

“Our Marine Engine segment performed well across its entire product offering, including its parts and accessories business. In addition, our Life Fitness segment experienced strong revenue and earnings growth in the quarter.”

First Quarter Results
For the first quarter of 2011, the Company reported net sales of $985.9 million, up from $844.4 million a year earlier.  For the quarter, the Company reported operating earnings of $67.0 million, which included $5.3 million of restructuring, exit and impairment charges.  In the first quarter of 2010, the Company had operating earnings of $10.1 million, which included $7.4 million of restructuring and impairment charges.

For the first quarter of 2011, Brunswick reported net earnings of $27.5 million, or $0.30 per diluted share, compared with a net loss of $13.0 million, or a $0.15 per diluted share loss, for the first quarter of 2010.  The diluted earnings per share for the first quarter of 2011 included restructuring, exit and impairment charges of $0.05 per diluted share.  The loss per diluted share for the first quarter of 2010 included $0.08 per diluted share of restructuring and impairment charges, and a $0.02 per diluted share benefit from special tax items.

“The factors that positively affected our revenues and earnings in the first quarter of 2011, compared to the previous year, included higher sales levels in our marine and fitness businesses and companywide fixed-cost reductions.  Partially offsetting these factors were a higher income tax provision and losses on early extinguishment of debt,” McCoy said.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $548.7 million at the end of the first quarter, down $108.4 million from year-end 2010 levels.  This decrease reflects net cash used for operating activities of $83.1 million.  Net cash used for operating activities was affected by changes in working capital during the quarter. These changes in working capital were largely the result of increases in accounts and notes receivable and inventory to support the seasonal requirements of our marine customers, and decreases in accrued expenses, partially offset by increases in accounts payable.

Net debt (defined as total debt, less cash and marketable securities) was $263.0 million, up $89.5 million from year-end 2010 levels.  The increase in net debt reflects the $108.4 million decrease in total cash and marketable securities, partially offset by an $18.9 million decrease in total debt, largely related to debt retirement in the quarter.  The Company’s total liquidity (defined as cash and marketable securities, plus amounts available under its new asset-based revolving credit facility) was $756 million.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $520.5 million in the first quarter of 2011, up 17 percent from $445.7 million in the first quarter of 2010.  International sales, which represented 43 percent of total segment sales in the quarter, increased by 6 percent.  For the quarter, the Marine Engine segment reported operating earnings of $51.6 million, including restructuring charges of $4.3 million.  This compares with operating earnings of $26.5 million in the first quarter of 2010, which included $2.4 million of restructuring charges.

Sales were higher across all of the segment’s main operations.  The segment’s global sterndrive engine product category experienced the greatest percentage sales growth.

Mercury’s manufacturing facilities continued to increase production during the quarter in response to customer requirements.  Higher sales, the combined effect of cost reductions, increased fixed-cost absorption and improved operating efficiencies, as well as a gain on the sale of a distribution facility all had a positive effect on operating earnings during the quarter.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 16 boat brands.  The Boat segment reported net sales of $283.6 million for the first quarter of 2011, an increase of 16 percent compared with $243.6 million in the first quarter of 2010.  International sales, which represented 37 percent of total segment sales in the quarter, increased by 18 percent during the period.  For the first quarter of 2011, the Boat segment reported an operating loss of $3.8 million, including restructuring, exit and impairment charges of $1.0 million.  This compares with an operating loss of $26.7 million, including restructuring charges of $4.1 million, in the first quarter of 2010.

Boat segment production and wholesale shipments increased during the quarter, compared with the first quarter of 2010, in response to the seasonal inventory requirements of dealers, who are not anticipating the annual declines in the retail market that were experienced in 2010.  The increase in wholesale unit shipments was partially offset by the effect of a higher mix of smaller boat sales.  Higher sales, increased fixed-cost absorption, fixed-cost reductions and lower restructuring, exit and impairment charges had a positive effect on the segment’s improved quarterly results.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures, and sells Life Fitness and Hammer Strength fitness equipment.  Fitness segment sales in the first quarter of 2011 totaled $156.4 million, up 31 percent from $119.0 million in the first quarter of 2010.  International sales, which represented 55 percent of total segment sales in the quarter, increased by 40 percent.  For the quarter, the Fitness segment reported operating earnings of $23.4 million.  This compares with operating earnings of $9.5 million in the first quarter of 2010.

Commercial equipment sales benefited from a large order from one of its customer categories during the quarter. Improved operating earnings in the first quarter of 2011, when compared with 2010, reflect higher sales, a more favorable product mix and increased fixed-cost absorption.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers; bowling equipment and products; and billiards tables and accessories.  Segment sales in the first quarter of 2011 totaled $87.3 million, down 5 percent compared with $91.9 million in the year-ago quarter.  International sales, which represented 21 percent of total segment sales in the quarter, decreased by 4 percent.  For the quarter, the segment reported operating earnings of $13.2 million.  This compares with operating earnings of $14.9 million, including restructuring charges of $0.2 million, in the first quarter of 2010.

For the quarter, equivalent-center sales for retail bowling were flat, while bowling products experienced a decline in sales.  The reduction in operating earnings in the first quarter of 2011, when compared with 2010, reflects lower sales, partially offset by cost reductions.

Outlook
H
“In 2011, our strategy is to remain disciplined to generate positive free cash flow, perform better than the market and demonstrate outstanding operating leverage,” McCoy said.

“The retail marine market for 2011 is unfolding as expected for the year. We continue to believe that the significant decline in overall industry marine retail demand bottomed in 2010. However, with the majority of the selling season still ahead of us, we are not yet able to determine if our 2011 retail demand will match our plan for a flat market.

“The range of 2011 revenue and earnings growth expectations for the Company’s results will continue to be governed primarily by marine retail demand, as well as by the success of the Company’s efforts to improve market share in all of its business segments.  In the event of a declining retail marine market, the remainder of the year would be at risk to lower levels of marine wholesale unit shipments in order to keep dealer inventories at desired levels.  As we look at 2011 retail demand, we are continuing to watch the potential impact of higher crude oil prices and the headwind they are creating in the economy.

“We continue to believe that our 2011 net income will benefit from our previously announced marine plant consolidations, lower restructuring costs, and reductions in net interest, depreciation and pension expenses.

“After taking all these factors into consideration, we expect our 2011 earnings per share to be in the range of $0.30 per share to $0.50 per share.  As a result of the seasonality of our marine businesses, we expect to report a profitable second quarter, followed by a net loss in the second half of the year,” McCoy concluded.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CDT, hosted by Dustan E. McCoy, chairman and chief executive officer, Peter B. Hamilton, senior vice president and chief financial officer, and Bruce J. Byots, vice president – corporate and investor relations.

The call will be broadcast over the Internet at Hwww.brunswick.comH.  To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

Security analysts and investors wishing to participate via telephone should call (866) 804-6922 (passcode: Brunswick Q1).  Callers outside of North America should call (857) 350-1668 (passcode: Brunswick Q1) to be connected.  These numbers can be accessed 15 minutes before the call begins, as well as during the call.  A replay of the conference call will be available through midnight CDT Thursday, May 5, 2011, by calling (888) 286-8010 (passcode: 35575481) or international dial (617) 801-6888 (passcode: 35575481).  The replay will also be available at Hwww.brunswick.comH.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business.  These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability of dealers to secure adequate access to financing and the Company’s ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; the potential obligation to repurchase dealer inventory; the risk of losing a key account or a critical supplier; the protection of the Company’s brands and other intellectual property; the ability to spread fixed costs while establishing a smaller manufacturing footprint; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; the effect of higher energy costs, interest rates and fuel prices on the Company’s results; competitive pricing pressures, including increased competition from Asian competitors; the ability to develop new and innovative products that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the risk of product liability, warranty and other claims in connection with the sale of products; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, taxes and employee benefits; the ability to maintain market share, particularly in high-margin products; fluctuations in the Company’s stock price due to external factors; the ability to maintain product quality and service standards expected by customers; the ability to increase manufacturing operations and meet production targets within time and budgets allowed; negative currency trends, including shifts in exchange rates; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products and retail bowling center revenues; the risk of losing individuals who are key contributors to the organization; and the risk of experiencing a failure of the Company’s information technology systems.  Additional factors are included in the Company’s Annual Report on Form 10-K for 2010.  Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity” (TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Arvor, Bayliner, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris FloteBote, Hatteras, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Sealine, Suncruiser, Triton Aluminum, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and foosball tables.  For more information, visit http://www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended
	April 2,	April 3,
	2011	2010	% Change

Net sales	$985.9	$844.4	17%
Cost of sales	749.6	665.8	13%
Selling, general and administrative expense	140.6	138.8	1%
Research and development expense	23.4	22.3	5%
Restructuring, exit and impairment charges	5.3	7.4	-28%
Operating earnings	67.0	10.1	NM
Equity earnings (loss)	0.5	(0.1)	NM
Other income, net	-	1.0	NM
Earnings before interest, loss on early extinguishment of debt and income taxes	67.5	11.0	NM
Interest expense	(23.3)	(24.3)	-4%
Interest income	0.8	0.9	-11%
Loss on early extinguishment of debt	(4.3)	(0.3)	NM
Earnings (loss) before income taxes	40.7	(12.7)	NM
Income tax provision	13.2	0.3
Net earnings (loss)	$27.5	$(13.0)	NM

Earnings (loss) per common share:
Basic	$0.31	$(0.15)
Diluted	$0.30	$(0.15)

Weighted average shares used for computation of:
Basic earnings (loss) per common share	89.1	88.6
Diluted earnings (loss) per common share	92.5	88.6

Effective tax rate	32.4%	-2.4%

Supplemental Information
Diluted earnings (loss) per common share	$0.30	$(0.15)
Restructuring, exit and impairment charges (1)	0.05	0.08
Special tax items	-	(0.02)
Diluted earnings (loss) per common share, as adjusted	$0.35	$(0.09)

(1) The 2011 and 2010 Restructuring, exit and impairment charges assume no tax benefit.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended
		Net Sales		Operating Earnings (Loss) (1)			Operating Margin
	April 2,	April 3,		April 2,	April 3,		April 2,	April 3,
	2011	2010	% Change	2011	2010	% Change	2011	2010

Marine Engine	$520.5	$445.7	17%	$51.6	$26.5	95%	9.9%	5.9%
Boat	283.6	243.6	16%	(3.8)	(26.7)	-86%	-1.3%	-11.0%
Marine eliminations	(61.9)	(55.8)		-	-
Total Marine	742.2	633.5	17%	47.8	(0.2)	NM	6.4%	0.0%

Fitness	156.4	119.0	31%	23.4	9.5	NM	15.0%	8.0%
Bowling & Billiards	87.3	91.9	-5%	13.2	14.9	-11%	15.1%	16.2%
Corp/Other	-	-		(17.4)	(14.1)	23%
Total	$985.9	$844.4	17%	$67.0	$10.1	NM	6.8%	1.2%

(1) Operating earnings (loss) in the first quarter of 2011 includes $5.3 million of pretax restructuring, exit and impairment charges. The $5.3 million charge consists of $4.3 million in the Marine Engine segment and $1.0 million in the Boat segment. Operating earnings (loss) in the first quarter of 2010 includes $7.4 million of pretax restructuring and impairment charges. The $7.4 million charge consists of $2.4 million in the Marine Engine segment, $4.1 million in the Boat segment, $0.2 million in the Bowling & Billiards segment and $0.7 million in Corp/Other.

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	April 2,	December 31,	April 3,
	2011	2010	2010
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$424.0	$551.4	$552.4
Short-term investments in marketable securities	76.8	84.7	0.8
Total cash, cash equivalents and short-term investments in	500.8	636.1	553.2
marketable securities
Accounts and notes receivable, net	469.2	327.3	440.1
Inventories
Finished goods	292.1	276.9	237.2
Work-in-process	169.8	164.0	178.4
Raw materials	88.9	86.6	89.0
Net inventories	550.8	527.5	504.6
Deferred income taxes	16.2	17.0	19.8
Prepaid expenses and other	28.6	27.9	30.2
Current assets	1,565.6	1,535.8	1,547.9

Net property	615.9	630.2	696.1

Other assets
Goodwill, net	292.5	290.9	290.6
Other intangibles, net	54.8	56.7	72.6
Long-term investments in marketable securities	47.9	21.0	-
Equity investments	56.2	53.7	53.2
Other long-term assets	90.5	89.7	97.7
Other assets	541.9	512.0	514.1

Total assets	$2,723.4	$2,678.0	$2,758.1

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$1.8	$2.2	$10.2
Accounts payable	339.3	288.2	320.6
Accrued expenses	616.5	661.2	589.3
Current liabilities	957.6	951.6	920.1

Long-term debt	809.9	828.4	844.2
Other long-term liabilities	832.5	827.6	802.1
Shareholders' equity	123.4	70.4	191.7

Total liabilities and shareholders' equity	$2,723.4	$2,678.0	$2,758.1

Supplemental Information
Debt-to-capitalization rate	86.8%	92.2%	81.7%
Cash and cash equivalents	$424.0	$551.4	$552.4
Short-term investments in marketable securities	76.8	84.7	0.8
Long-term investments in marketable securities	47.9	21.0	-
Total cash and marketable securities	$548.7	$657.1	$553.2

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)
	Three Months Ended

	April 2,	April 3,
	2011	2010

Cash flows from operating activities
Net earnings (loss)	$27.5	$(13.0)
Depreciation and amortization	28.4	35.1
Pension expense, net of funding	7.2	9.0
(Gains) losses on sale of property, plant and equipment, net	(7.4)	0.5
Deferred income taxes	3.1	0.3
Other long-lived asset impairment charges	0.3	0.5
Loss on early extinguishment of debt	4.3	0.3
Changes in certain current assets and current liabilities	(169.6)	(111.6)
Income taxes	5.2	107.5
Other, net	17.9	(0.5)
Net cash provided by (used for) operating activities	(83.1)	28.1

Cash flows from investing activities
Capital expenditures	(13.2)	(8.6)
Purchase of marketable securities	(39.7)	-
Sales of maturities of marketable securities	20.0	-
Investments	(0.4)	(0.3)
Proceeds from sale of property, plant and equipment	10.4	1.0
Other, net	2.8	-
Net cash used for investing activities	(20.1)	(7.9)

Cash flows from financing activities
Net payments of short-term debt	(0.4)	(0.6)
Net proceeds from issuances of long-term debt	-	10.0
Payments of long-term debt including current maturities	(19.1)	(3.5)
Payments of premium on early extinguishment of debt	(4.3)	(0.3)
Net proceeds from stock compensation activity	4.2	-
Other, net	(4.6)	-
Net cash provided by (used for) financing activities	(24.2)	5.6

Net increase (decrease) in cash and cash equivalents	(127.4)	25.8
Cash and cash equivalents at beginning of period	551.4	526.6
Cash and cash equivalents at end of period	$424.0	$552.4

Free Cash Flow
Net cash provided by operating activities	$(83.1)	$28.1

Net cash provided by (used for):
Capital expenditures	(13.2)	(8.6)
Proceeds from sale of property, plant and equipment	10.4	1.0
Other, net	2.8	-
Total free cash flow	$(83.1)	$20.5